Exhibit 99.1

DR. JOHN MENDLEIN TO TRANSITION TO AN ADVISORY ROLE AT MODERNA AND JOIN FLAGSHIP PIONEERING AS AN EXECUTIVE PARTNER

Cambridge, Mass., January 18, 2019—Moderna, Inc. (Nasdaq: MRNA), a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today announced that John Mendlein, Ph.D., President of Corporate and Product Strategy, will be leaving the Company effective February 1, 2019 to join Flagship Pioneering as an Executive Partner. He will be a strategic consultant to Moderna for six months to ensure a smooth transition.

Dr. Mendlein joined Moderna’s Board of Directors in 2012 soon after its founding. He joined the Company’s Executive Committee in January 2018 where he led the cross-functional team responsible for ensuring the Company’s readiness for its initial public offering as well as corporate strategy, partnering, legal and intellectual property. These functions will now be led by other members of the Moderna Executive Committee.

“I appreciate John’s many contributions to Moderna over the past seven years, both as a Director and most recently as a member of our management team,” said Stéphane Bancel, Chief Executive Officer of Moderna. “John’s experience and guidance helped Moderna evolve during the early growth phase of the Company and he was critical to the success of our initial public offering. I am pleased that he will continue to be a strategic advisor and a close partner to Moderna in his new role at Flagship Pioneering. We all wish him continued success.”

“I have witnessed incredible scientific and clinical progress at Moderna over the past seven years and continue to be excited about its bright future,” said John Mendlein. “I want to thank Noubar Afeyan and Stéphane Bancel for the opportunity to contribute to an amazing organization and vision to make mRNA a vital new category of medicines for patients. I am looking forward to returning to my roots and passion for creating and growing innovative platform companies and bringing forward new approaches to help patients within the Flagship Pioneering ecosystem.”

“Creating an entirely new class of medicines takes many innovative leaders, and I am grateful to John for the important roles he has played at Moderna, including serving the Company as a Director by filling one of Flagship’s two Board seats for many years as well as more recently playing an integral role in the Company’s initial public offering, ” said Noubar Afeyan, Ph.D., Co-founder and Chairman of Moderna and Flagship Pioneering’s Chief Executive Officer. “We’re excited that additional Flagship companies will benefit from John’s experience, creative thinking and commitment to helping patients. We look forward to him joining our team.”

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular,

membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. Moderna’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing Moderna the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and cardiovascular diseases, independently and with strategic collaborators.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca, Plc. and Merck, Inc., as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense; the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Moderna has been ranked in the top ten of Science’s list of top biopharma industry employers for the past four years. To learn more, visit www.modernatx.com.

Moderna Contacts:

Investors:

Lorence Kim

Chief Financial Officer

617-209-5849

Lorence.kim@modernatx.com

Media:

Jason Glashow

Head, Corporate Communications

617-674-5648

Jason.glashow@modernatx.com